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                                 [LETTERHEAD]



                    INDEPENDENT AUDITORS' REPORT AND CONSENT


The Board of Directors and Shareholders
Tennant Company:

The audits referred to in our report dated February 9, 1999, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1998, included in Item 14.A.2 elsewhere herein. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

We consent to incorporation by reference in Registration Statement No. 2-86844 on Form S-8, relating to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, No. 33-59054 on Form S-8, relating to the Tennant Company 1992 Stock Incentive Plan and the Tennant Company Restricted Stock Plan for Nonemployee Directors and No. 33-62003 on Form S-8, relating to the Tennant Company 1995 Stock Incentive Plan, and No. 333-51531, on Form S-8, relating to the Castex Incorporated Employees' Retirement Savings Plan and Trust, of our reports dated February 16, 1999, relating to the consolidated balance sheets of Tennant Company as of December 31, 1998 and 1997, and the related consolidated statements of earnings and comprehensive earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which reports appear in or are incorporated by reference in the December 31, 1998 annual report on Form 10-K of Tennant Company.



/s/ KPMG PEAT MARWICK LLP


Minneapolis, Minnesota
March 25, 1999